Exhibit 1.01

CRONOS GROUP INC.

CONFLICT MINERALS REPORT

FOR THE YEAR ENDED DECEMBER 31, 2021

Overview:

Cronos Group Inc. is an innovative global cannabinoid company committed to building disruptive intellectual property by advancing cannabis research, technology and product development and is seeking to build an iconic brand portfolio. References to “Cronos” in this report refer to Cronos Group Inc. and its direct and indirect wholly owned subsidiaries and, if applicable, its joint ventures and investments accounted for by the equity method, unless otherwise specified or otherwise required. Cronos prepared this report for the reporting period of January 1, 2021 to December 31, 2021 (the “Reporting Period”) pursuant to Rule 13p-1 (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended.

The United States Securities and Exchange Commission (the “SEC”) requires registrants that manufacture or contract to manufacture products containing conflict minerals (defined as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten) necessary to the functionality or production of those products (“3TG”) to file a Form SD. For products that contain 3TG, a registrant must conduct a reasonable country of origin inquiry (“RCOI”) designed to determine whether any of the 3TG originated in the Democratic Republic of Congo or an adjoining country (a “Covered Country”).

In accordance with the requirements of the Rule, Cronos conducted an analysis of Cronos’ products that are likely to contain 3TG necessary for their functionality or production. As a result of this analysis, Cronos reasonably determined that Peace Naturals Project Inc. (“Peace Naturals”), a wholly owned subsidiary of Cronos, sold products containing 3TG during the Reporting Period. Cronos does not believe that any of its other operating companies sold products during the Reporting Period containing 3TG that are necessary to their functionality or production. The products containing 3TG sold by Peace Naturals during the Reporting Period were vaporizer devices and related battery charging kits under the COVE™ and Spinach™ brand names (collectively, the “Peace Products”). The Peace Products were supplied by two suppliers.

Based on its findings, Cronos’ cross-functional Conflict Minerals Team (as defined below) performed an RCOI to determine if any 3TG necessary to the functionality or production of the Peace Products may have originated in a Covered Country. Cronos and Peace Naturals do not have a direct relationship with any 3TG smelters or refiners. Cronos relied on Peace Naturals’ direct suppliers to coordinate with their lower-tier (upstream) suppliers to obtain accurate information about the origins of 3TG in the goods provided to Peace Naturals. Therefore, a critical part of the RCOI involved engaging with Peace Naturals’ direct suppliers. The Conflict Minerals Team provided Peace Naturals’ direct suppliers with a notice letter describing the requirements of the Rule and Cronos’ reporting obligations and requested that the direct suppliers of goods provide information using the template developed by the Responsible Minerals Initiative (“RMI”, formerly the Conflict-Free Sourcing Initiative), known as the Conflict Minerals Reporting Template (the “CMRT”). The information provided by both direct suppliers was certified by an authorized officer of such supplier, respectively. The Conflict Minerals Team reviewed each direct supplier’s CMRT responses for completeness. The direct suppliers both indicated the presence of 3TG in components of the Peace Products and both reported that the 3TG in such supplied components did not originate in any Covered Country.

Description of Cronos’ RCOI and Due Diligence Framework:

Cronos established a management system to support supply chain due diligence related to 3TG that includes an internal team from functional areas such as procurement, product development, finance and legal (the “Conflict Minerals Team”). The Conflict Minerals Team designed its 3TG due diligence process based on the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition. This process contains the following five steps:

Step 1. Establish Strong Company Management Systems
Step 2. Identify and Assess Risks in the Supply Chain
Step 3. Design and Implement a Strategy to Respond to Identified Risks
Step 4. Carry Out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices
Step 5. Report Annually on Supply Chain Due Diligence

Step 1. Establish Strong Company Management Systems

Conflict Minerals Procedure

Cronos has an internal 3TG procedure that defines the process for conducting RCOI and due diligence regarding the use of 3TG and for preparing the forms and reports required by the Rule.

Conflict Minerals Team

As noted above, Cronos established the Conflict Minerals Team to support supply chain due diligence related to 3TG. The Conflict Minerals Team is responsible for implementing and conducting 3TG due diligence on behalf of Cronos’ operating companies.

System of Controls and Transparency and Supplier Engagement

As noted above, Cronos engages with its direct suppliers of products that may contain 3TG to certify whether the products they supply to Cronos in that calendar year contains 3TG and, if so, to complete the CMRT. Based on responses to such CMRT, Cronos may request that the direct suppliers contact each of their upstream suppliers and request certifications regarding whether the components that they provided contained 3TG and, if so, the source of the 3TG in those components. If a report warrants clarification or confirmation, the Conflict Minerals Team may contact the direct supplier to clarify or confirm information and responses of both the direct supplier and upstream suppliers.

Grievance Mechanism

Cronos has internal reporting mechanisms to receive and act on concerns expressed by employees regarding possible improper or unethical business practices or violations of company policies (including Cronos’ Code of Business Conduct and Ethics), laws, or regulations. Suppliers and others may also notify Cronos of potential improper or unethical business practices or violations of company policies, laws, or regulations through reporting channels set forth in Cronos’ Code of Business Conduct and Ethics available on Cronos’ website at https://ir.thecronosgroup.com/governance/documents-charters.

Step 2. Identify and Assess Risks in the Supply Chain

As described in the summary of the RCOI above, the Conflict Minerals Team engaged with Peace Naturals’ direct suppliers to evaluate the source of 3TG in the Peace Products. Upon receiving the suppliers’ responses to the CMRT, as certified by an authorized officer of each supplier, members of the Conflict Minerals Team reviewed the information for completeness. The Conflict Minerals Team’s review also included checking all identified smelters and refiners against RMI’s Responsible Minerals Assurance Process database (the “Smelter and Refiner Database”). All smelters and refiners identified in each of the direct suppliers’ supply chains on their respective CMRTs were listed as conformant with the relevant Responsible Minerals Assurance Process assessment protocols in the Smelter and Refiner Database as of May 30, 2022, as identified on Table A below (including their RMI smelter identification number).

Step 3. Design and Implement a Strategy to Respond to Identified Risks

The Conflict Minerals Team oversees the design, implementation and results of our 3TG due diligence procedures. The Conflict Minerals Team continues to monitor progress, risks and potential issues to identify opportunities to enhance and strengthen Cronos’ approach in response to identified risks. Cronos was unable to identify with specificity the countries of origin of 3TG in its goods because Cronos does not have a direct relationship with the direct suppliers’ smelters or refiners. The Conflict Minerals Team believes that the fact that each of the direct suppliers’ smelters and refiners are identified as conformant with the relevant Responsible Minerals Assurance Process assessment protocols in the Smelter and Refiner Database as of May 30, 2022 helps mitigate this risk.

Step 4. Carry Out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices

Cronos does not have direct relationships with 3TG smelters and refiners and, as such, does not perform direct audits of the entities that provide its supply chain with 3TG. Cronos, however, supports and relies on audits of 3TG smelters and refiners conducted by third parties through their participation in the RMI’s Responsible Minerals Assurance Process.

Step 5. Report Annually on Supply Chain Due Diligence

This report constitutes Cronos’ annual report on its 3TG due diligence and is publicly available at https://thecronosgroup.gcs-web.com/financial-information/sec-filings. The information contained in, and that can be accessed through, the respective websites of Cronos Group Inc. and its subsidiaries is not, and shall not be deemed to be, a part of this report or the related Form SD or incorporated into any other filings Cronos Group Inc. makes with the SEC.

Table A

Summary of Identified Smelters and Refiners for 2021

Metal	Standard Smelter Name*	RMI Smelter ID No.	Smelter Country
Tin	Yunnan Tin Company Limited	CID002180	China
Tin	China Tin Group Co., Ltd.	CID001070	China
Gold	Shandong Gold Smelting Co., Ltd.	CID001916	China

*    Each of the smelters and/or refiners listed in Table A is conformant with the relevant Responsible Minerals Assurance Process assessment protocols per the Smelter and Refiner Database as of May 30, 2022.

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